UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/07/2006

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

Time Warner Telecom is negotiating with a group of lenders for a financing package that, if completed, would refinance $440 million of secured indebtedness and partially finance the cash portion of the consideration for the acquisition of Xspedius Communications, LLC as well as related fees, expenses and capital expenditures with a $600 million secured term loan. The Company also expects to replace its existing undrawn $110 million secured revolving credit facility with a $100 million secured revolving credit facility that could be used for general corporate purposes. The borrower under both facilities would be Time Warner Telecom Holdings Inc., the Company's wholly-owned subsidiary, and the Company and its restricted subsidiaries would be guarantors.

Following the closing of the term loan, Time Warner Telecom Holdings Inc. intends to call for redemption the entire $240 million principal amount of Second Lien Floating Rate Notes due 2001. The transaction is subject to syndication and execution of definitive documentation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: September 07, 2006	By:	/s/ Tina Davis
Tina Davis
Vice President & Deputy General Counsel